Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, is dated as of this 27th day of April, 2007 (the “Agreement”), by and between DYNAMIC RESPONSE GROUP, INC., a Florida corporation (the “Company”), and MELISSA K. RICE, (the “Executive”).

BACKGROUND:

WHEREAS, the Company is engaged in the business of developing, manufacturing and marketing consumer products and services distributed nationally and internationally through direct response television and radio infomercials and in e-commerce; and

WHEREAS, Executive has acted as Company’s securities counsel for an extended period of time and as such has become intimately familiar with the Company and its needs; and

WHEREAS, the Company believes that the Executive possesses the skills and abilities necessary for the Company to meet its current and future objectives; and

WHEREAS, the Executive desires to provide such services to the Company in such capacities, on and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

AGREEMENT

Section 1. Employment.

1.1 Employment. Subject to all of the terms and conditions hereof, the Company does hereby employ the Executive and the Executive does hereby accept the employment.

1.2 Term. This Agreement shall be in effect for a period of three (3) years (the “Initial Term”) beginning on the date of execution of this Agreement (the “Effective Date”), and shall renew for additional two (2) year term, and then automatically renew for additional one (1) year terms unless terminated by either party as set forth below.

1.3 Duties

(a) Capacity. So long as she is employed by Company, Executive shall be employed as CEO, of the Company and will be an employee of the Company at all times during the term of this Agreement. Company and Executive acknowledge and agree that Executive’s position is the Chief Executive Officer and shall be entitled to the rights and benefits that an afforded to the responsibilities of a Chief Executive Officer. Executive will report directly to the Company’s Board of Directors. Executive will also serve as a member of the Board of Directors as allowed by the SEC to represent a member from the Company’s day-to-day operations. The duties and corresponding authority would include, but are not limited to, maintaining the Company’s public status within the legal guidelines of the Security and Exchange Commission, overseeing the overall direction of Company growth through financing, business development, strategic positioning, distribution partners, branding, day to day operations, creation of new entertainment industry programming the acquisition of programming, co-productions and the outsource production services of the Company’s soundstage and production capabilities with a focused direction to increase the Company’s revenue and shareholder value. Day to day operational duties include, but shall not be limited to, having the final approval in the negotiations of all major contracts, hiring of management and other employees, the creative and business direction of the Company, and, working directly with the Company’s legal counsel, auditors, and other senior management, consultants and producers. In the exercise of her duties, Executive will comply with all policies and procedures of the Company as it relates to hiring and discharging employees that directly or indirectly report to Executive. She will also provide input regarding compensation including raises and bonuses for senior management employees, to the Board of Directors or its compensation committee as directed and required by compensation policies established by the Board of Directors. Executive shall carry out these duties with the assistance of other employees, consultants or independent contractors that Executive may choose to retain, in Executive’s reasonable discretion.

(b) Schedule. So long as she is employed by Company, Executive shall devote the majority of Executive’s working time and attention, as necessary, to faithfully and fully carryout her duties described herein; provided, however, Executive may (i) serve as a Director of other business organizations with the prior written approval of Company, (ii) devote time to and invest in non-competing side activities, provided that such activities do not individually or in the aggregate interfere with her duties so as to adversely affect Company’s business. Executive shall at all times perform her duties and obligations faithfully, diligently and to the best of Executive’s ability.

(c) Key Man Insurance. Company may, for its benefit and at its own, expense, insure Executive’s life. Executive agrees to submit to such physical examination and supply such information as may be reasonably required in connection therewith.

2. Compensation.

2.1 Base Compensation. Base Salary. Subject to increases pursuant to the cost of living adjustment described below, Company shall pay to Executive an annual base salary of Two Hundred and Twenty-five Thousand Dollars ($225,000.00) during the term of this Agreement (the “Base Salary”) or such greater amount as may be determined upon a review of Executive’s performance to be undertaken pursuant to Company policy regarding performance reviews by the Board of Directors at least once annually. Executive’s Base Salary shall be payable in accordance with Company’s standard payroll procedures. Executive’s Base Salary at the commencement of the second and each subsequent year shall be adjusted to provide for all cost of living increases based upon the percentage increase (if any) in the Consumer Price Index for All Urban Consumers (1967-100; Alt Cities), prepared by the United States Bureau of Labor Statistics, or any successor thereto, over said Index in effect at the commencement of the preceding calendar year. Executive’s Base Salary will be no less than equal to or greater than any other senior executive.

2.2 (1) In the event the Board of Directors determines that the Company cannot afford to pay Executive any portion of her Base Salary, Executive may, at her sole option elect one of the following:

a. Agree to defer receipt of her Base Salary until such time as the Company has the funds to pay her. In the event that Executive elects this option, the unpaid salary shall be paid with no interest. However, the Company, as additional compensation, shall immediately issue Executive an amount of Common Stock equal to 20% of the deferred Salary based upon a market value determined to be the average 30-day trading price prior to each such election; or,

b. Elect to convert all, or a portion of the unpaid Salary into Common Stock at a market value equal to 80% of the average 30-day trading price prior to each election.

2.3 Signing Bonus. In addition to the base compensation, Company shall issue to the Employee as a signing bonus 6500,000 shares of fully vested stock.

2.4 Expenses. The Company shall pay the Executive’s reasonable moving expenses for her relocation from Sarasota, Florida to Miami, Florida. In the event that the Company cannot afford to pay said moving expenses at the time they are incurred, the Executive shall be reimbursed as soon as is reasonably practicable thereafter, but not more than 1 year from the date hereof. The Company shall pay all the Executive’s reasonable expenses in connection with the Executive’s services hereunder.

2.5 Bonus Compensation.

2.5.1. In addition to the base compensation, the Company shall issue to the Executive 100,000 shares of the Company’s common stock on each one year anniversary of this Agreement during the term.

2.5.2. Annual Performance Bonus. Company shall pay Executive an annual bonus, subject to meeting mutually agreed upon annual performance criteria mutually established by Company and Executive between February 1 and April 1 of each year of this Agreement. Company and Executive agree to establish the annual performance criteria, for the first year of this Agreement within 45 days of the execution of this Agreement.

2.5.3. In each year during the Term that total EBITDA increases by at least ten percent (10%) from the previous year (the “Bonus Threshold”), the Employee shall be issued a bonus of 250,000 shares of the Company’s common stock.

2.5.4. For each five percent (5%) increase in EBITDA over the Bonus Threshold, the Employee shall be issued a bonus of 250,100 shares of the Company’s common stock, up to a maximum of 1,000,000 shares.

2.5.5. In addition to the stock bonuses set forth above, in each year during the Term that total gross revenues of the Company increase by more than Fifteen Million Dollars from the previous year the Employee shall be paid a cash bonus equal to twenty percent of the Base Compensation.

2.5.6. For purposes of calculating the bonuses set forth in this Section 2.4, gross revenues shall not include the revenues of companies acquired by the Company during the year for which bonuses are being calculated.

2.5.7 Certain Benefits. Executive shall be entitled to participate in all employee benefit programs established by the Company from time to time for employees or executives of Company to the extent that executives or senior management employees of Company generally are eligible to participate in such programs. Executive shall be further entitled to an annual paid vacation of four (4) weeks and other benefits in accordance with Company’s policies as from time to time established by the Company or the Company’s Board of Directors (the “Board”) for employees and/or senior executive officers and the following: (i) full medical, dental and vision insurance plans for Executive and her immediate family; (ii) a per month automobile leasing, operating, insurance and maintenance expense allowance of $700 per month or the cash equivalent in the form of an expense reimbursement; and (iii) cell phone and other communication device acquisition and operating expenses.

(i) It is understood that payment of all the above benefits are contingent on the Company’s ability to reasonably afford such benefits. At such time as the Company can afford such benefits, Executive will be eligible for any retroactive compensation for benefits.

2.5.8 Severance Compensation for Termination Without Cause. In the event that Executive’s employment is terminated by Company without cause including but not limited to an involuntary change of position (other than as a result of the termination of this Agreement pursuant to Sections 3.1. or 3.2) or terminated by Executive as a result of a material breach of this Agreement by Company (any of the foregoing, an “Involuntary Termination”). Executive shall receive from Company, on the effective date of the involuntary Termination, a lump sum amount equal to two times the Employee’s then current Base Salary plus the full annual bonus then in effect without regard to the performance requirements associated with that bonus. Further, all stock options that Employee would be eligible through the natural term of this Agreement will immediately become fully vested. In the event Employee or her family is ineligible under the terms of any insurance to continue to be covered, the Company shall provide Employee and Employee’s family with substantially equivalent coverage through other sources or will provide Employee with a lump sum payment equal to the agreed upon value of the continuation of such insurance coverage to which Employee is entitled under this Section.

3. Proprietary Rights.

3.1 Confidentiality. The Executive recognizes and acknowledges that certain confidential business and technical information used by the Executive in connection with her duties hereunder is a valuable and unique asset of the Company. Executive agrees that she shall at all times maintain the confidentiality of the proprietary information and trade secrets of the Company, and that she shall during the Restricted Period, refrain from disclosing any such information to the disadvantage of the Company.

3.2 Non-Competition. The Executive covenants and agrees that for so long as she is providing services under this Agreement and for a period of twelve (12) months after this Agreement terminates (such period of time refer to as the “Restricted

Period”) the Executive shall not directly or indirectly, own, manage, control, operate, invest in or become principal of, employee of, director of, or consultant to, any business, entity or venture that is in direct competition with the Company. For purposes of this section, “in competition with the company” means soliciting a customer for products that directly compete with those of the Company being produced and/or marketed by the Company or products that Executive is aware the Company intends to develop, produce and/or market.

3.2.1. During the Restricted Period the Executive shall not, directly or indirectly:

(i) solicit, in competition with the Company, any person who is a customer of any business conducted by the Company; or

(ii) in any manner whatsoever induce, or assist others to induce, any supplier of the Company to terminate its association with the Company or do anything, directly or indirectly, to interfere with the business relationship between the Company, and any of their respective current or prospective suppliers.

3.2.2. During the Restricted Period the Executive shall not, directly or indirectly, solicit or induce any employee of the Company to terminate his or her employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company

3.3 Company. For purposes of this paragraph 3, “Company” shall mean the Company and its subsidiaries and affiliates.

3.4 Remedies. It is expressly understood and agreed that the services to be rendered hereunder by the Executive are special, unique, and of extraordinary character, and in the event of the breach by the Executive of any of the terms and conditions of this Agreement on her part to be performed hereunder, or in the event of the breach or threatened breach by the Executive of the terms and provisions of this Section 3 of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive.

3.5 Notwithstanding anything contained herein to the contrary regarding the Effective Date of this Agreement, Executive shall be bound by the terms and conditions of this paragraph 3, immediately upon the date of execution of this Agreement.

4. Termination.

4.1 Termination. This Agreement shall terminate upon Executive’s death. In the event of Employee’s death while in the employ of Company, Company shall pay to such person or persons as the Employee may specifically designate (successively or contingently) by filing a written beneficiary designation with Company during Employee’s lifetime (“Designated Beneficiaries”) 100% of Employee’s Base Salary as in effect immediately prior to Employee’s death, payable to Employee’s Designated Beneficiaries at the beginning of each month for a period of Twelve (12) months following Employee’s death.

4.2 Termination for Cause. Company shall have the right to terminate this Agreement and Executive’s employment hereunder for cause upon written notice to Executive. The term “cause” shall mean Executive must have (i) been willful, gross or persistent in Executive’s inattention to Executive’s duties or Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to Executive and she has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) committed fraud against the Company. If Executive’s employment is terminated for cause, as defined above, and Executive does not consent to such termination, the existence of such cause shall be determined by an independent arbitrator appointed by the American Arbitration Association. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

4.3 Indemnification of Executive. Company shall defend and indemnify Executive at Company’s sole expense to the full extent of Florida law with respect to all claims, causes of action and adversarial proceedings of every nature to which Executive is or may become subjected in her role as an Officer or Director of Company and Executive shall have the right to select her own counsel. Company’s indemnification duty shall survive the termination or expiration of this Agreement. In the event that Company elects to change coverage or carriers for its Directors and Officers insurance (“D & O Insurance”), Company shall notify Executive of such change and arrange to purchase, at a minimum, a five-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Executive within, five (5) days after termination of Company’s existing D & O Insurance.

5. General.

5.1 Applicable Law. This document shall, in all respects, be governed by the laws of the State of Florida excluding any conflicts of laws provisions. The Parties acknowledge that substantially all of the negotiations relating to this Agreement were conducted in Florida, and that this Agreement has been executed by both parties in Florida.

5.2 Arbitration: Any dispute arising out of or relating to this Agreement shall be arbitrated before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association. Arbitration shall take place only in Miami-Dade County, Florida, and each Party waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding. The arbitrator shall rule on all matters including without limitation, emergency injunctive relief and attorneys fees.

5.3 Survival. The Parties agree that the covenants contained in Section 3 hereof shall survive any termination of employment by the Executive and any termination of this Agreement. In addition, the Parties agree that any compensation or right which shall have accrued to the Executive as of the date of any termination of employment or termination hereof shall survive any such termination and shall be paid-when due to the extent accrued on the date of such termination.

5.4 Assignability. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, personal representatives, successors and assigns. The obligations of the Executive may not be delegated, except as set forth herein, however, and the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company. Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

5.5 Notices. Any and all notices required or desired to be given hereunder by either Party shall be in writing and shall be validly given or made to the other if delivered either personally, by telex, facsimile transmission, same day delivery Service, overnight expedited delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested. If notice is served personally, notice shall be deemed effective upon receipt. If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one day after transmission. If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective three days after it is sent. In all instances, notice shall be sent to the Parties at the following addresses:

If to the Company:

Dynamic Response Group, Inc.

4770 Biscayne Boulevard

Suite 1400

Miami, FL 33137

Fax No.: (305) 576-6997

If to the Executive:

Melissa K. Rice

720 NE 69th Street, Unit 3N

Miami, FL 33138

Fax No.

Either Party may change its address for the purpose of receiving notices by a written notice given to the other Party.

5.6 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by each of the Parties.

5.7 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

5.8 Severability. If any provision of this Agreement as applied to either Party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court construes any of the provisions to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

5.9 Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

5.10 Headings. The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference. Should there be any conflict between any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

5.11 Specific Performance. It is agreed that the rights granted to the Parties hereunder are of a special and unique kind and character and that, if there is a breach by either Party of any material provision of this document, the other Party would not have any adequate remedy at law. It is expressly agreed, therefore, that the rights of the Parties may be enforced by an action for specific performance and other equitable relief.

5.12 Further Assurances. Each of the Parties shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with, the performance of their obligations hereunder and to carry out their intentions as set forth herein.

5.13 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

5.14 Neutral Construction. Neither Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, neither Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

5.15 Attorneys’ Fees. In the event that either Party hereto commences litigation against the other to enforce such, party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’, fees, and legal assistants’ fees through all appeals.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

DYNAMIC RESPONSE GROUP, INC., a Florida corporation

By:	/s/ Joseph I. Emas
Joseph I. Emas, Director

By:	/s/ Melissa K. Rice
Melissa K. Rice, CEO